Exhibit 10.32
December 16, 2022

James Christensen
4276 Kerwood Court
San Diego, CA 92130

Subject: Special Cash Award

Dear Jamie,

I am pleased to share with you that the Compensation Committee of the Board of Directors of Mirati Therapeutics, Inc. (“Mirati”) has approved your eligibility for a one-time special lump sum cash bonus (“Special Cash Award”) in a total amount of $1,000,000, subject to the terms of this letter. For nearly a decade, you have devoted your time and shared your expertise to help shape Mirati into the company it is today. As we continue to focus on driving our strategy forward to deliver groundbreaking therapies to patients, we would like to take this opportunity to acknowledge and thank you for your innumerable contributions and thoughtful scientific leadership that has been instrumental to advancing our pipeline and bringing us to where we are today.

The Special Cash Award, if earned, will be payable to you in a lump sum on December 28, 2023 (“Payment Date”) and is subject to standard payroll tax withholding. In order to earn this Special Cash Award, you must remain continuously and actively employed in the full time position of Chief Scientific Officer through and until the Payment Date. Active employment does not include any leave of absence, or any period after tendering a notice of voluntary resignation.

If you voluntarily terminate your employment with Mirati without Good Reason (as defined in the Mirati Therapeutics, Inc. Executive Severance Plan (the “Plan”) or your employment is terminated by Mirati for Cause (as defined in the Plan) or your death or disability, in each case, prior to the Payment Date, you will not be eligible for and will not receive the Special Cash Award. However, if your employment is involuntarily terminated by Mirati without Cause, or if you resign for Good Reason, then the Special Cash Award will become payable to you as soon as administratively possible (but no later than 60 days following your termination), subject to your fulfillment of the conditions to receiving severance benefits as stated in Section 2.5 of the Plan, including without limitation your timely execution and non-revocation of a general release of claims; provided, however, that if the payment of the Special Cash Award is subject to a release and the release revocation period spans two calendar years, then the Special Cash Award will be paid in the second of the two years to the extent necessary to avoid taxation under Section 409A of the Code.

It is intended that all of the payments payable under this letter be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as “short-term deferrals” as described in Section 409A of the Code or, if not so exempt, comply with Section 409A of the Code, and this letter will be construed to the greatest extent possible as consistent with the terms of any such exemption. Any reference herein to a termination of service is intended to constitute a “separation from service” within the meaning of
3545 Cray Court, San Diego, CA 92121
T 1-844-MIRATI-1 E info@mirati.com W Mirati.com | LinkedIn | Twitter | Facebook

Section 409A of the Code. The Company may impose additional rules and requirements from time to time in order to comply with Section 409A of the Code, which will not require your consent.

The terms set forth herein form the complete and exclusive statement of terms between you and Mirati with regard to this subject matter and supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by you and Mirati’s Chief Executive Officer.

On behalf of Mirati, please accept this award and my gratitude. I look forward to sharing in future success as we strive to achieve our vision of unlocking the promise of a life beyond cancer.

Sincerely,

/s/ DAVID MEEK
______________________
David Meek
Chief Executive Officer

Acknowledged and agreed:

/s/ JAMES CHRISTENSEN
______________________
James Christensen

12/16/2022
______________________
Date

3545 Cray Court, San Diego, CA 92121
T 1-844-MIRATI-1 E info@mirati.com W Mirati.com | LinkedIn | Twitter | Facebook